Exhibit 99.1

TG Therapeutics Reports Fourth Quarter and Full Year 2025 Financial Results and Raises BRIUMVI Revenue Guidance

Fourth quarter and full year 2025 total revenue of $192.6 million and $616.3 million, including BRIUMVI U.S. net revenue of $182.7 million and $594.1 million, respectively

Target guidance of approximately $875-900 million in total global revenue for 2026

Conference call to be held today, Thursday, February 26, 2026, at 8:30 AM ET

New York, NY, (February 26, 2026) – TG Therapeutics, Inc. (NASDAQ: TGTX) (the Company or TG Therapeutics) today announced its financial results for the fourth quarter and full year ended December 31, 2025, along with recent company developments and 2026 financial guidance.

Michael S. Weiss, the Company's Chairman and Chief Executive Officer, stated, “2025 was a strong year of execution for TG Therapeutics, driven by continued momentum for BRIUMVI and meaningful progress across our organization. BRIUMVI delivered significant year-over-year growth in the U.S., supported by increasing adoption and expanding global availability, while we advanced multiple late-stage clinical programs and strengthened our financial position.”

Michael continued, “As we enter 2026, we are focused on building on this foundation. With strong financial guidance, several important clinical milestones ahead, and a disciplined approach to operations, we believe we are well positioned to continue delivering value for patients, healthcare providers, and shareholders.”

2025 Highlights & Recent Developments

Next In MSTM Platform Launch in Collaboration with Christina Applegate

●	Announced collaboration with Christina Applegate to raise awareness of multiple sclerosis (MS) via a Super Bowl LX commercial
●

Launched, Next In MS™, a platform designed to foster honest, real-world conversations about life with MS—featuring unfiltered dialogue, including discussions with Christina Applegate—and to support people living with MS in continuing those conversations with family, friends, and healthcare professionals on their own terms.

BRIUMVI® (ublituximab-xiiy) Commercialization

●

BRIUMVI U.S. net product revenue of $182.7 million for the fourth quarter 2025, representing approximately 20% quarterly growth over Q3 2025 and $594.1 million for the full year of 2025, representing approximately 92% growth year over year

●	Total global full year 2025 revenue of $616.3 million
●

Expansion of commercialization outside of the U.S. with our partner, Neuraxpharm, with BRIUMVI now approved in the European Union, United Kingdom, Switzerland, Australia, Kuwait and the United Arab Emirates

BRIUMVI Data Presentations & Publications

●	Presented updated data presentations at the 2025 European Committee for Treatment and Research in Multiple Sclerosis (ECTRIMS) annual meeting including:
o	New six year data from the open label extension (OLE) of the ULTIMATE I & II trials which demonstrated that 89.9% of patients with relapsing forms of multiple sclerosis (RMS) were free from 24-week confirmed disability progression after 6 years of continuous BRIUMVI treatment and an overall safety profile which remained consistent with no new safety signals emerging with prolonged treatment.
o	An update from the open-label arm of the ENHANCE trial demonstrating that consolidating the Day 1 (150 mg) and Day 15 (450 mg) infusions into a single 600 mg dose was well tolerated. This regimen is being evaluated in a double-blinded, randomized, label-enabling trial design compared to standard dosing.
o	An update from ENABLE, the first real world observational study showcasing real world clinical experience of people with RMS initiating BRIUMVI, which demonstrated consistent clinical outcomes to that observed in pivotal clinical studies of BRIUMVI.
●	Published three articles in medical journals:
o

February 2026: “Five Years of Ublituximab in Multiple Sclerosis: ULTIMATE I and II Open-Label Extension (OLE) Study”, published in JAMA Neurology, highlighting five-year data from the OLE of the ULTIMATE I and II trials.

o	April 2025: “Switching to Ublituximab from Prior anti-CD20 Monoclonal Antibody Therapy: A Case Report Series”, published in Frontiers in Immunology, demonstrating a retrospective case series of seven individuals with MS treated in private practice or at an MS clinic who switched to ublituximab from a different anti-CD20 monoclonal antibody therapy due to efficacy or tolerability concerns, published in Frontiers in Immunology.
o	April 2025: “The Evolution of Anti-CD20 Treatment in Multiple Sclerosis”, published in CNS DRUGS, demonstrating the differentiating characteristics within the anti-CD20 monoclonal antibody class used to treat MS, published in CNS DRUGS.

Pipeline

●	Achieved approximately 75% patient enrollment into the Phase 3 pivotal program evaluating subcutaneous ublituximab
●	Completed patient enrollment into the randomized Phase 3 pivotal program to evaluate a consolidated Day 1 and Day 15 dosing regimen for intravenous (IV) BRIUMVI in the ongoing ENHANCE trial
●	Continued enrollment for patients with progressive multiple sclerosis into the ongoing Phase 1 clinical trial evaluating azer-cel for the treatment of autoimmune diseases

Share Repurchase Update

●

Completed the previously announced $100 million share repurchase program in the third quarter of 2025, purchasing approximately 3.5 million shares of TGTX common stock at an average price of $28.55 per share, and announced board authorization of a new share repurchase program to acquire up to an additional $100 million of TGTX common stock

2026 Financial Guidance

●	Full year 2026 target total global revenue of approximately $875-$900 million, including BRIUMVI U.S. net product revenue of approximately $825-$850 million
●	Q1 2026 target BRIUMVI U.S. net product revenue of approximately $185-$190 million
●

Full year 2026 target operating expense, defined as R&D and SG&A, of approximately $350 million excluding non-cash compensation, in addition to approximately $100 million in expenses associated with the subcutaneous BRIUMVI manufacturing costs and secondary manufacturer start-up costs

2026 Development Pipeline Anticipated Milestones

●	Announce pivotal topline data for ENHANCE trial combining Day 1 and Day 15 doses of IV BRIUMVI mid-year 2026
●	Present preliminary Phase 1 azer-cel data in Progressive MS in the second half of 2026
●	Announce pivotal topline data for subcutaneous BRIUMVI (ublituximab) year-end 2026/1Q 2027
●	Commence registration-directed trial for BRIUMVI in an indication outside of MS
●	Commence additional exploratory studies for BRIUMVI and azer-cel in autoimmune disease (outside MS)

Financial Results for Fourth Quarter and Full Year 2025

●

Product Revenue, net: Product revenue, net was $189.1 million and $606.9 million for the three and twelve months ended December 31, 2025, respectively, compared to $107.3 million and $313.7 million for the three and twelve months ended December 31, 2024, respectively. Product revenue, net consists primarily of net product sales of BRIUMVI in the United States, which totaled $182.7 million and $594.1 million during the three and twelve months ended December 31, 2025, respectively. Also included in product revenue, net for the twelve months ended December 31, 2025 and 2024 are sales of BRIUMVI to our ex-U.S. licensing partner, Neuraxpharm, of $12.8 million and $3.7 million, respectively.

●

License, milestone, royalty and other revenue: License, milestone, royalty and other revenue was approximately $3.5 million and $9.4 million for the three and twelve months ended December 31, 2025, respectively, compared to approximately $0.8 million and $15.3 million for the three and twelve months ended December 31, 2024, respectively. License, milestone, royalty and other revenue for the twelve months ended December 31, 2024 is predominantly comprised of a one-time $12.5 million milestone from our ex-U.S. commercial partner recognized in the first quarter of 2024 as a result of the first key market commercial launch of BRIUMVI in the European Union (EU).

●

R&D Expenses: Total research and development (R&D) expense was approximately $41.2 million and $160.2 million for the three and twelve months ended December 31, 2025, respectively, compared to $23.9 million and $94.3 million for the three and twelve months ended December 31, 2024, respectively. The increase in R&D expense during the three and twelve months ended December 31, 2025 was primarily attributable to the increase in manufacturing expense, including manufacturing and development costs in connection with our subcutaneous ublituximab development work, as well as increased clinical trial related expenses pertaining to our clinical pipeline, and increased personnel costs during the period ended December 31, 2025. These increases were partially offset by $8.8 million in license and milestone expense incurred in 2024 pertaining to the Precision License Agreement.

●

SG&A Expenses: Total selling, general and administrative (SG&A) expense was approximately $62.7 million and $232.0 million for the three and twelve months ended December 31, 2025, respectively, compared to $39.0 million and $154.3 million for the three and twelve months ended December 31, 2024, respectively. The increase in selling, general and administrative costs during the three and twelve months ended December 31, 2025 was primarily due to an increase in marketing, personnel and external costs associated with the commercialization of BRIUMVI.

●

Net income: Net income was $23.0 million and $447.2 million for the three and twelve months ended December 31, 2025, respectively, compared to net income of $23.3 million and $23.4 million for the three and twelve months ended December 31, 2024, respectively. Our 2025 results include a non-recurring income tax benefit of approximately $339.8 million, driven by the release of our deferred tax asset valuation allowance in the third quarter of 2025.

●

Cash Position and Financial Guidance: Cash, cash equivalents and investment securities were $199.5 million as of December 31, 2025. We anticipate that our cash, cash equivalents and investment securities as of December 31, 2025, combined with the projected revenues from BRIUMVI, will be sufficient to fund our business based on our current operating plan.

CONFERENCE CALL INFORMATION
The Company will host a conference call today, February 26, 2026, at 8:30 AM ET, to discuss the Company’s financial results from fourth quarter and full year ended December 31, 2025.

To participate in the conference call, please call 1-877-407-8029 (U.S.), 1-201-689-8029 (outside the U.S.), Conference Title: TG Therapeutics. A live audio webcast will be available on the Events page, located within the Investors & Media section, of the Company's website at http://ir.tgtherapeutics.com/events. An audio recording of the conference call will also be available for a period of 30 days after the call.

ABOUT BRIUMVI® (ublituximab-xiiy) 150 mg/6 mL Injection for IV
BRIUMVI is a novel monoclonal antibody that targets a unique epitope on CD20-expressing B-cells. Targeting CD20 using monoclonal antibodies has proven to be an important therapeutic approach for the management of autoimmune disorders, such as RMS. BRIUMVI is uniquely designed to lack certain sugar molecules normally expressed on the antibody. Removal of these sugar molecules, a process called glycoengineering, allows for efficient B-cell depletion at low doses.

BRIUMVI is indicated in the U.S. for the treatment of adults with RMS, including clinically isolated syndrome, relapsing-remitting disease, and active secondary progressive disease and in several countries outside of the U.S. for the treatment of adult patients with RMS with active disease defined by clinical or imaging features.

A list of authorized specialty distributors can be found at www.briumvi.com.

IMPORTANT SAFETY INFORMATION

Contraindications: BRIUMVI is contraindicated in patients with:

●	Active Hepatitis B Virus infection
●	A history of life-threatening infusion reaction to BRIUMVI

WARNINGS AND PRECAUTIONS

Infusion Reactions: BRIUMVI can cause infusion reactions, which can include pyrexia, chills, headache, influenza-like illness, tachycardia, nausea, throat irritation, erythema, and an anaphylactic reaction. In MS clinical trials, the incidence of infusion reactions in BRIUMVI-treated patients who received infusion reaction-limiting premedication prior to each infusion was 48%, with the highest incidence within 24 hours of the first infusion. 0.6% of BRIUMVI-treated patients experienced infusion reactions that were serious, some requiring hospitalization.

Observe treated patients for infusion reactions during the infusion and for at least one hour after the completion of the first two infusions unless infusion reaction and/or hypersensitivity has been observed in association with the current or any prior infusion. Inform patients that infusion reactions can occur up to 24 hours after the infusion. Administer the recommended pre-medication to reduce the frequency and severity of infusion reactions. If life-threatening, stop the infusion immediately, permanently discontinue BRIUMVI, and administer appropriate supportive treatment. Less severe infusion reactions may involve temporarily stopping the infusion, reducing the infusion rate, and/or administering symptomatic treatment.

Infections: Serious, life-threatening or fatal, bacterial and viral infections have been reported in BRIUMVI-treated patients. In MS clinical trials, the overall rate of infections in BRIUMVI-treated patients was 56% compared to 54% in teriflunomide-treated patients. The rate of serious infections was 5% compared to 3% respectively. There were 3 infection-related deaths in BRIUMVI-treated patients. The most common infections in BRIUMVI-treated patients included upper respiratory tract infection (45%) and urinary tract infection (10%). Delay BRIUMVI administration in patients with an active infection until the infection is resolved.

Consider the potential for increased immunosuppressive effects when initiating BRIUMVI after immunosuppressive therapy or initiating an immunosuppressive therapy after BRIUMVI.

Hepatitis B Virus (HBV) Reactivation: HBV reactivation occurred in an MS patient treated with BRIUMVI in clinical trials. Fulminant hepatitis, hepatic failure, and death caused by HBV reactivation have occurred in patients treated with anti-CD20 antibodies. Perform HBV screening in all patients before initiation of treatment with BRIUMVI. Do not start treatment with BRIUMVI in patients with active HBV confirmed by positive results for HB surface antigen (HBsAg) and anti-HB tests. For patients who are negative for HBsAg and positive for HB core antibody [HBcAb+] or are carriers of HBV [HBsAg+], consult a liver disease expert before starting and during treatment.

Progressive Multifocal Leukoencephalopathy (PML): PML is an opportunistic viral infection of the brain caused by the JC virus (JCV) that typically only occurs in patients who are immunocompromised, and that usually leads to death or severe disability. JCV infection resulting in PML has been observed in patients treated with anti-CD20 antibodies, including BRIUMVI, and other MS therapies.

If PML is suspected, withhold BRIUMVI and perform an appropriate diagnostic evaluation. Typical symptoms associated with PML are diverse, progress over days to weeks, and include progressive weakness on one side of the body or clumsiness of limbs, disturbance of vision, and changes in thinking, memory, and orientation leading to confusion and personality changes.

MRI findings may be apparent before clinical signs or symptoms; monitoring for signs consistent with PML may be useful. Further investigate suspicious findings to allow for an early diagnosis of PML, if present. Following discontinuation of another MS medication associated with PML, lower PML-related mortality and morbidity have been reported in patients who were initially asymptomatic at diagnosis compared to patients who had characteristic clinical signs and symptoms at diagnosis.

If PML is confirmed, treatment with BRIUMVI should be discontinued.

Vaccinations: Administer all immunizations according to immunization guidelines: for live or live-attenuated vaccines, at least 4 weeks and, whenever possible, at least 2 weeks prior to initiation of BRIUMVI for non-live vaccines. BRIUMVI may interfere with the effectiveness of non-live vaccines. The safety of immunization with live or live-attenuated vaccines during or following administration of BRIUMVI has not been studied. Vaccination with live virus vaccines is not recommended during treatment and until B-cell repletion.

Vaccination of Infants Born to Mothers Treated with BRIUMVI During Pregnancy: In infants of mothers exposed to BRIUMVI during pregnancy, assess B-cell counts prior to administration of live or live-attenuated vaccines as measured by CD19+ B-cells. Depletion of B-cells in these infants may increase the risks from live or live-attenuated vaccines. Inactivated or non-live vaccines may be administered prior to B-cell recovery. Assessment of vaccine immune responses, including consultation with a qualified specialist, should be considered to determine whether a protective immune response was mounted.

Fetal Risk: Based on data from animal studies, BRIUMVI may cause fetal harm when administered to a pregnant woman. Transient peripheral B-cell depletion and lymphocytopenia have been reported in infants born to mothers exposed to other anti-CD20 B-cell depleting antibodies during pregnancy. Advise females of reproductive potential to use effective contraception during BRIUMVI treatment and for 6 months after the last dose.

Reduction in Immunoglobulins: As expected with any B-cell depleting therapy, decreased immunoglobulin levels were observed. Decrease in immunoglobulin M (IgM) was reported in 0.6% of BRIUMVI-treated patients compared to none of the patients treated with teriflunomide in RMS clinical trials. Monitor the levels of quantitative serum immunoglobulins during treatment, especially in patients with opportunistic or recurrent infections, and after discontinuation of therapy, until B-cell repletion. Consider discontinuing BRIUMVI therapy if a patient with low immunoglobulins develops a serious opportunistic infection or recurrent infections, or if prolonged hypogammaglobulinemia requires treatment with intravenous immunoglobulins.

Liver Injury: Clinically significant liver injury, without findings of viral hepatitis, has been reported in the postmarketing setting in patients treated with anti-CD20 B-cell depleting therapies approved for the treatment of MS, including BRIUMVI. Signs of liver injury, including markedly elevated serum hepatic enzymes with elevated total bilirubin, have occurred from weeks to months after administration.

Patients treated with BRIUMVI found to have an alanine aminotransaminase (ALT) or aspartate aminotransferase (AST) greater than 3x the upper limit of normal (ULN) with serum total bilirubin greater than 2x ULN are potentially at risk for severe drug-induced liver injury.

Obtain liver function tests prior to initiating treatment with BRIUMVI, and monitor for signs and symptoms of any hepatic injury during treatment. Measure serum aminotransferases, alkaline phosphatase, and bilirubin levels promptly in patients who report symptoms that may indicate liver injury, including new or worsening fatigue, anorexia, nausea, vomiting, right upper abdominal discomfort, dark urine, or jaundice. If liver injury is present and an alternative etiology is not identified, discontinue BRIUMVI.

Most Common Adverse Reactions: The most common adverse reactions in RMS trials (incidence of at least 10%) were infusion reactions and upper respiratory tract infections.

Physicians, pharmacists, or other healthcare professionals with questions about BRIUMVI should visit www.briumvi.com.

ABOUT BRIUMVI PATIENT SUPPORT in the U.S.
BRIUMVI Patient Support is a flexible program designed by TG Therapeutics to support U.S. patients through their treatment journey in a way that works best for them. More information about the BRIUMVI Patient Support program can be accessed at www.briumvipatientsupport.com.

ABOUT MULTIPLE SCLEROSIS
Relapsing multiple sclerosis (RMS) is a chronic demyelinating disease of the central nervous system (CNS) and includes people with relapsing-remitting multiple sclerosis (RRMS) and people with secondary progressive multiple sclerosis (SPMS) who continue to experience relapses. RRMS is the most common form of multiple sclerosis (MS) and is characterized by episodes of new or worsening signs or symptoms (relapses) followed by periods of recovery. It is estimated that nearly 1 million people are living with MS in the United States and approximately 85% are initially diagnosed with RRMS.1,2 The majority of people who are diagnosed with RRMS will eventually transition to SPMS, in which they experience steadily worsening disability over time. Worldwide, more than 2.3 million people have a diagnosis of MS.1

ABOUT TG THERAPEUTICS

TG Therapeutics is a fully integrated, commercial stage, biotechnology company focused on the acquisition, development and commercialization of novel treatments for B-cell diseases. In addition to a research pipeline, TG Therapeutics has received approval from the U.S. Food and Drug Administration (FDA) for BRIUMVI® (ublituximab-xiiy) to treat adult patients with relapsing forms of multiple sclerosis (RMS), including clinically isolated syndrome, relapsing-remitting disease, and active secondary progressive disease, as well as approval from several regulatory agencies outside of the U.S. for BRIUMVI to treat adult patients with RMS who have active disease defined by clinical or imaging features. For more information, visit www.tgtherapeutics.com, and follow us on X (formerly Twitter) @TGTherapeutics and on LinkedIn.

BRIUMVI® is a registered trademark of TG Therapeutics, Inc.

Cautionary Statement

This press release contains forward-looking statements that involve a number of risks and uncertainties. All statements contained in this press release other than statements of historical facts, including statements regarding our future results of operations and financial position, our strategic and financial initiatives, our business strategy, and objectives for future operations may constitute forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release. In addition to the risk factors identified from time to time in our reports filed with the U.S. Securities and Exchange Commission (SEC), factors that could cause our actual results to differ materially include the below.

Such forward looking statements include but are not limited to statements regarding our plans, business strategies and operations related to the commercialization of BRIUMVI® (ublituximab-xiiy) for RMS in the United States, or any jurisdictions outside of the United States; anticipated healthcare professional (HCP) and patient acceptance and use of BRIUMVI for the approved indications; expectations of future revenue for BRIUMVI, or TG expenses or profit estimates or targets; our ability to execute our share repurchase program; expectations and timing for our clinical trials of subcutaneous ublituximab (the active ingredient in BRIUMVI), and sometimes referred to as subcutaneous BRIUMVI; expectations and timing for our ENHANCE Phase 3 pivotal program to evaluate a consolidated day 1 and day 15 dosing regimen for IV BRIUMVI; and expectations and timing for any of our pipeline products or programs, including Azer-cel or BRIUMVI in MG.

Additional factors that could cause our actual results to differ materially include the following: the Company’s ability to continue to commercialize BRIUMVI; the risk that trends in prescriptions are not maintained or that prescriptions are not filled; the failure to obtain and maintain payor coverage; the risk that HCP interest in BRIUMVI will not be sustained; the risk that momentum in sales for BRIUMVI will not be sustained during the course of the year; the risk that the commercialization of BRIUMVI does not continue to exceed expectations; the risk that our BRIUMVI revenue targets will not be achieved; the failure to obtain and maintain requisite regulatory approvals, including the risk that the Company fails to satisfy post-approval regulatory requirements, the potential for variations from the Company’s projections and estimates about the potential market for BRIUMVI due to a number of factors, including, further limitations that regulators may impose on the required labeling for BRIUMVI (such as modifications, resulting from safety signals that arise in the post-marketing setting or in the long-term extension study from the ULTIMATE I and II clinical trials); the Company’s ability to meet post-approval compliance obligations (on topics including but not limited to product quality, product distribution and supply chain, pharmacovigilance, and sales and marketing); the Company’s reliance on third parties for manufacturing, distribution and supply, and other support functions for our clinical and commercial products, including BRIUMVI, and the ability of the Company and its manufacturers and suppliers to produce and deliver BRIUMVI to meet the market demand for BRIUMVI; the risk that any individual patient’s clinical experience in the post-marketing setting, or the aggregate patient experience in the post-marketing setting, may differ from that demonstrated in controlled clinical trials such as ULTIMATE I and II; the risk that the Company does not achieve its 2026 development pipeline anticipated milestones or goals in the timeframe projected or at all, including (i) completing a pivotal program for subcutaneous ublituximab, (ii) completing a pivotal program based on data from the ENHANCE trial to consolidate day 1 and day 15 dosing, (iii) enrolling patients into a trial evaluating BRIUMVI in MG, or (iv) enrolling patients into a trial evaluating azer-cel; the risk that the subcutaneous Phase 3 program will not be successful or if successful still will not be approved by the FDA or achieve commercial acceptance; the risk that the ENHANCE Phase 3 trial will not be successful or if successful will not be approved by the FDA or achieve commercial acceptance; the risk that we will not move forward with the development of BRIUMVI in MG and azer-cel following these preliminary studies; the uncertainties generally inherent in research and development; the risk that the collaboration with Christina Applegate is not able to be implemented or does not go as planned for regulatory or other reasons; the risk that the www.nextinms.com platform does not gain traction or ceases to exist; regulatory developments, legislative actions, executive orders, including the imposition of tariffs and policy changes in the U.S. and other jurisdictions; and general political, economic and business conditions. Further discussion about these and other risks and uncertainties can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and in our other filings with the SEC.

Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

CONTACT:

Investor Relations

Email: ir@tgtxinc.com

Telephone: 1.877.575.TGTX (8489), Option 4

Media Relations:

Email: media@tgtxinc.com

Telephone: 1.877.575.TGTX (8489), Option 6

1. MS Prevalence. National Multiple Sclerosis Society website. https://www.nationalmssociety.org/About-the-Society/MS-Prevalence. Accessed October 26, 2020. 2. Multiple Sclerosis International Federation, 2013 via Data monitor p. 236.

TG Therapeutics, Inc.

Selected Condensed Consolidated Financial Data

Statements of Operations Information (in thousands, except share and per share amounts; unaudited):

	Three months ended		Twelve months ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenue:
Product revenue, net	$189,113	$107,347	$606,928	$313,728
License, milestone, royalty and other revenue	3,461	838	9,359	15,276
Total revenue	$192,574	$108,185	$616,287	$329,004

Costs and expenses:
Cost of revenue	38,142	15,399	100,714	38,486
Research and development:
Noncash compensation	3,634	3,160	16,618	11,160
Other research and development	37,559	20,714	143,597	83,131
Total research and development	41,193	23,874	160,215	94,291

Selling, general and administrative:
Noncash compensation	12,018	8,788	48,053	31,381
Other selling, general and administrative	50,727	30,175	183,981	122,917
Total selling, general and administrative	62,745	38,963	232,034	154,298

Total costs and expenses	142,080	78,236	492,963	287,075

Operating income	50,494	29,949	123,324	41,929

Other expense (income):
Interest expense	6,533	7,061	26,727	24,028
Other income	(1,132)	(2,564)	(10,793)	(7,693)
Total other expense, net	5,401	4,497	15,934	16,335

Net income before taxes	$45,093	$25,452	$107,390	$25,594
Income tax benefit (expense)	(22,056)	(2,122)	339,789	(2,211)
Net income	$23,037	$23,330	$447,179	$23,383

Net income per common share:
Basic	$0.16	$0.16	$3.10	$0.16
Diluted	$0.14	$0.15	$2.77	$0.15

Weighted-average shares of common stock outstanding
Basic	142,961,377	145,243,472	144,316,786	145,317,418
Diluted	159,366,352	160,244,430	161,412,746	160,336,051

Condensed Balance Sheet Information (in thousands):

	December 31, 2025 (Unaudited)	December 31, 2024*
Cash, cash equivalents and investment securities	199,511	311,001
Total assets	1,063,253	577,690
Total equity	648,020	222,364

* Condensed from audited financial statements